EXHIBIT 99.1 - Press Release

April 20, 2006- 9:00 a.m. EDT

RADIAL ENERGY ANNOUNCES INTEREST IN PERUVIAN OIL PROJECT
--------------------------------------------------------

Radial Energy Inc. (OTC BB: RENG) (the "Company") wishes to announce it has entered into a Letter of Intent ("LOI") to obtain a 20% working interest in the Peruvian Huaya Anticline Project, Block 100 oil prospect located nearby to the analogous Maquia Field which has produced 17 million barrels of oil to-date.

Management believes that the prospect is a low-risk opportunity to discover and develop a field with a potential for up to 20 million barrels of oil with excellent economics. Formal agreement is to be reached by May 5, 2006, and the first well is to be drilled by the end of the 3rd quarter of 2006 with production targeted by year end.

The project encompasses a structural closure of 534 acres, with the potential for 41 well locations. There is an established oil market offering international prices and an existing transportation network with refineries nearby. The play indicates positive preliminary data with a shallow drilling depth and initial production rates ("IPR") of between 200 to 800 barrels per day, per well.

The Company has contracted Gustavson and Associates of Boulder, Colorado to perform a reserve assessment with a preliminary finding to be provided prior to the anticipated May 5th closing.

Company President G. Leigh Lyons stated, "The Huaya Anticline Block 100 prospect is the ideal starting point for the company to grow as we position ourselves firmly in the energy sector. The reservoir and hydrocarbon risk are very low as the well drilled on the flank of the structure drilled through almost 200 feet of high-quality sandstone and both drill stem and production tests on the top portion of the reservoir yielded 37 API oil. Furthermore, 2D seismic over the prospect and dip meter data gathered from the flank well indicate that the structure develops up dip to the northwest of the well with a closure of 500 to 600 acres and a reservoir thickness of 150 to 200 feet in the primary target. Interestingly, we have also identified two other reservoir targets. These petrophysical parameters are almost identical to the nearby Maquia Field, which has produced almost 17 million barrels of oil from the same reservoirs we are targeting for development here. Importantly, the concession agreement has been executed with the Peruvian government, the environmental permits have been acquired and we have a green light to drill by the end of the third quarter."

Full details of the agreement will be made publicly available per regulatory requirements with the SEC and will be published on the Company's soon-to-be-completed website. The Company anticipates further information will be released as it becomes available.


ABOUT THE COMPANY

Radial Energy is poised to create a significant oil and gas exploration and production company by establishing a solid cash flow basis in domestic and international unconventional plays with low geological risk and high technology upside, and to leverage that cash flow and experience towards applying cutting-edge drilling and completion technologies (common in North America) to mature fields in areas such as Latin America.






Forward-Looking Statements:


Except for statements of historical fact, the information presented herein may contain forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Radial Energy Inc. has little or no control.


ON BEHALF OF THE BOARD


Radial Energy Inc.


G. Leigh Lyons, President


Plan on visiting our new website at WWW.RADIALENERGYINC.COM -- COMING SOON



Source: Market Wire (April 20, 2006 - 9:00 AM EDT)